UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or
15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): November 13, 2006

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14301 North 87th Street, Suite 216
Scottsdale, Arizona 85260
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(Address of principal executive offices) (Zip Code)

(480) 607-7093
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

At a meeting on November 13, 2006, the Board of Directors of El Capitan Precious Metals, Inc. (the “Company”) approved the appointment of Mr. Kenneth P. Pavlich (age 52) to the Company’s Board of Directors. Since 2002, Mr. Pavlich has been the founding and principal officer of Pavlich Associates, which provides consulting services to precious metal, base metal and industrial mineral companies, including the Company. Prior to that time and since 1997, Mr. Pavlich held various senior management positions (including his most recent position as V.P. of Operations) with Oglebay Norton Company. Mr. Pavlich has a Masters Degree in Management and Administrative Science - Finance Concentration from the University of Texas and a Bachelor of Science Degree in Mining Engineering (Summa Cum Laude) from the University of Idaho.

The Company, Gold and Minerals Co., Inc. and Pavlich Associates, a sole proprietorship, of which Mr. Pavlich is the principal, entered into the El Capitan Project Representation Agreement, dated June 21, 2006 (the “Agreement”) whereby Pavlich Associates agrees to provide certain consulting services in connection with a sale or certain other transactions (as defined in the Agreement) involving the El Capitan project, at a rate of $125 per hour. In addition, upon completion of a sale or other transaction, Pavlich Associates will be paid the greater of one-quarter of one percent of the Total Transaction Value (as more specifically defined in the Agreement) or $250,000 (the “Success Payment”). The total of all Success Payments under this Agreement cannot exceed $3,000,000.

Upon appointment to the Board, Mr. Pavlich was granted 100,000 options to purchase common stock at $0.83 per share (the closing price of the Company’s common stock on November 13, 2006, the date of such appointment), to vest in two equal installments on January 1, 2007 and July 1, 2007.

At this time, Mr. Pavlich has not been appointed to any committees of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

Date: November 16, 2006	/s/ Stephen J. Antol
Stephen J. Antol Chief Financial Officer